POWER OF ATTORNEY
(To Serve as Account Administrator for Scott Cottier (the "Applicant"))

The Applicant hereby constitutes and appoints Timothy J. McCarthy as the Applicant's true and lawful attorneys-in-fact and agents for the purpose of:

(1) Performing any and all acts for and on behalf of the Applicant that, in the opinion of such attorney-in-fact, may be necessary or desirable to act as the Applicant's Account Administrator and manage the Applicant's EDGAR account; and

(2) Taking any other action of any nature whatsoever in connection with the foregoing that, in the opinion of such attorney-in-fact, may be of benefit, in the best interest of, or legally required by, the Applicant, it being understood that documents executed by such attorney-in-fact on behalf of the Applicant pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.


The Applicant hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary, or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the Applicant might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted.

IN WITNESS WHEREOF, the Applicant has caused this Power of Attorney to be executed as of this 30th day of September, 2025.

By:  /s/ Scott Cottier
Name: Scott Cottier